UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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KFORCE INC.
(Name of Registrant as Specified In Its Charter)
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Explanatory Note
This Amendment is being filed to make certain amendments to the Schedule 14A previously filed by Kforce Inc. (the “Firm”) on March 18, 2016 (the “Original Filing”) that relate primarily to the aggregate number of shares of Common Stock that may be subject to award under the Kforce Inc. 2016 Stock Incentive Plan (“SIP”), which is the subject of Proposal 5 of the Original Filing. The Original Filing contained a summary of the SIP and also attached a copy of the SIP as Appendix B that the Firm's shareholders are being asked to approve.
After making the Original Filing, the Firm was informed by Institutional Shareholder Services, Inc. (“ISS”) that the SIP received an unfavorable voting recommendation partially due to ISS's evaluation that the potential shareholder value transfer resulting from future awards under the SIP exceeded the allowable cap calculated by ISS. After reviewing the ISS voting recommendation, the Firm noted that certain inputs utilized by the Firm in determining the proposed number of shares of Common Stock that would be subject to award under the SIP (the “Share Reserve”) were inaccurate, which led to the Share Reserve exceeding the applicable ISS benchmark pertaining to potential shareholder value transfer by 0.6%. The Firm believes that decreasing the Share Reserve from 2,307,801 to 1,590,801 will result in a potential shareholder value transfer that falls below the ISS benchmark. The Firm expects that this change will cause ISS to reverse its voting recommendation to a favorable one. Therefore, the Firm’s Board of Directors has approved the below amendments to the Original Filing and the SIP.
Amendments

•	The third paragraph under the “Proposal” subsection of Proposal 5 (on page 55 of the Original Filing) is deleted and replaced with the following:
“If the 2016 SIP is approved, the aggregate number of Shares of Common Stock that may be subject to awards under the 2016 SIP (the “Share Reserve”) will be (i) 650,000 Shares, plus (ii) any Shares of Common Stock that, as of the date this Plan is approved by the shareholders of the Firm, are reserved and available for grant or issuance under the 2013 SIP and the 2006 SIP, and are not issued or subject to outstanding grants (respectively, the “2013 SIP Reserved Shares” and the “2006 SIP Reserved Shares”). Upon the approval of the 2016 SIP by the shareholders of the Firm, no additional grants shall be made under the 2013 Plan or the 2006 Plan. As of the date of the adoption of the 2016 SIP by the Board, the number of 2013 SIP Reserved Shares is 906,376 Shares and the number of 2006 SIP Reserved Shares is 34,425. Therefore, as of the date of the adoption of the 2016 SIP by the Board, the Share Reserve is 1,590,801, subject to adjustment to reflect the termination, cancellation, or forfeiture of outstanding awards under the 2013 SIP and the 2006 SIP after the date of adoption of the 2016 SIP by the Board and prior to the approval by our shareholders. Each Option or SAR granted shall reduce the Share Reserve by one Share; and each full value share shall reduce the Share Reserve by 1.58 Shares. The aggregate number of shares of Common Stock available under the 2016 SIP is expected to last between one to two years.”

•
The first sentence of the fourth paragraph under the “Description of the 2016 SIP, Subject to Shareholder Approval” subsection (also on page 55 of the Original Filing) is deleted and replaced with the following:

“Stock Subject to the 2016 SIP. The aggregate number of Shares of Common Stock that may be subject to awards under the 2016 SIP, subject to adjustment upon a change in capitalization, is 1,590,801, which includes shares that are reserved and available for grant and issuance under the 2013 SIP and the 2006 SIP, and are not issued or subject to outstanding grants under the 2013 SIP or the 2006 SIP.”

•	The first paragraph under the heading “Stock Subject to the Plan” of the SIP (on page B-4 of the Original Filing) is deleted and replaced with the following:
“Subject to the provisions of Section 12 of the Plan, the aggregate number of Shares of Common Stock that may be subject to awards under this Plan (the “Share Reserve”) is (i) 650,000 Shares, plus (ii) any Shares of Common Stock that, as of the date this Plan is approved by the shareholders of the Firm, are reserved and available for grant and issuance under the Kforce Inc. 2013 Stock Incentive Plan (the “2013 Plan”) and the Kforce Inc. 2006 Stock Incentive Plan (the “2006 Plan”), and are not issued or subject to outstanding grants under the 2013 Plan or the 2006 Plan (respectively, the “2013 Plan Reserved Shares” and the “2006 Plan Reserved Shares”). Upon the approval of this Plan by the shareholders of the Firm, no additional grants shall be made under the 2013 Plan or the 2006 Plan. As of the date of the adoption of this Plan by the Board, the number of 2013 Plan Reserved Shares is 906,376 Shares and the number of 2006 Plan Reserved Shares is 34,425. Therefore, as of the date of the adoption of this Plan by the Board, the Share Reserve is 1,590,801 subject to adjustment to reflect the termination, cancellation, or forfeiture of outstanding awards under the 2013 Plan and the 2006 Plan after the date of adoption of this Plan by the Board and prior to the approval of this Plan by the shareholders of the Firm. In no event shall the number of Shares issued upon the exercise of Incentive Stock Options exceed the Share Reserve. Each Option or SAR granted shall reduce the Share Reserve by one Share; and each full value share (Stock Award) shall reduce the Share Reserve by 1.58 Shares. Such shares of Common Stock may be authorized, but unissued, or reacquired shares of Common Stock. The Shares issued by the Firm under the Plan may be, at the Firm’s option, either (i) evidenced by a certificate registered in the name of the Grantee, or (ii) credited to a book-entry account for the benefit of the Grantee maintained by the Firm’s stock transfer agent or its designee.”
This Amendment amends only the parts of the Original Filing identified above as italicized and underlined and should be read together with the Original Filing, which may be obtained at the SEC’s website, www.sec.gov. There are no other changes to the SIP or the Original Filing, as amended, and the SIP, as amended, will be presented for shareholder approval at the Company’s upcoming Annual Meeting.
Any vote “FOR” or “AGAINST” the amendment of the SIP by telephone, through the Internet or by proxy card, as made available previously by the Firm to shareholders, or using the voting instruction card or by telephone or through the Internet, as made available previously to beneficial owners by a broker, bank or other nominee, will be counted as a vote “FOR” or “AGAINST” the amended SIP, as described above.
If any shareholder has already voted by telephone or via the Internet or returned his or her properly executed proxy card and would like to change his or her vote on any matter, such shareholder may revoke his or her proxy before it is voted at the Annual Meeting by submission of a proxy bearing a later date by telephone, via the Internet, by mail (if permitted by a broker, bank or other nominee, as applicable) or by attending the Annual Meeting in person and revoking it, as described in the Original Filing.  If any shareholder would like a new proxy card or has any questions, he or she should contact the Firm at (813) 552-5000.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE KFORCE INC. 2016 STOCK INCENTIVE PLAN, AS AMENDED, BY THIS AMENDMENT.